Exhibit 99.2

PINNACLE DATA SYSTEMS, INC. APPOINTS CARL J. ASCHINGER, JR. TO

ITS BOARD OF DIRECTORS

COLUMBUS, OH – August 30, 2004 – Pinnacle Data Systems, Inc. (PDSi) (AMEX: PNS) today announced the appointment of Carl J. Aschinger, Jr. to its Board of Directors. Mr. Aschinger was appointed to fill a vacant board seat with a term expiring at the Company’s next Annual Meeting of Shareholders in May 2005. The Board of Directors also determined that Mr. Aschinger is an “audit committee financial expert” as defined by the Securities and Exchange Commission and appointed him to the Audit Committee, which elected Mr. Aschinger as its Chair.

“We are fortunate to have been able to attract and interview a number of highly-qualified and desirable candidates for our Board over the last several months and we are pleased Mr. Aschinger has joined our Board of Directors,” said John D. Bair, Chairman and CEO. “We look forward to Carl’s leadership and counsel, and to the benefit of his broad business and corporate governance background.”

Mr. Aschinger is the Chairman and CEO of Columbus Show Case Company, a manufacturer of showcases for the retail industry, where he previously served as President and COO, and as Vice President and Treasurer. He also serves on the boards and audit committees of Neoprobe Corporation and the Wilson Bohannon Company. Mr. Aschinger previously served on the boards of Liqui-Box Corporation, when it was publicly owned and he served as Audit Committee Chair, the Huntington National Bank, the Fellowship of Christian Athletes, and First Community Church. In addition, Mr. Aschinger has chaired the

Young Presidents Organization and served as President of the National Association of Store Fixture Manufacturers. Mr. Aschinger is a former Runner-Up for the National Entrepreneur of the Year Award (1994) and Honoree of the Newcomen Society of America (1995).

About PDSi

PDSi provides technical services, encompassing the development and production of computer systems and components, and the testing and repair of computer systems, components and peripherals, to Original Equipment Manufacturers (OEMs) in, among others, the aerospace, computer, computer peripheral, data storage, digital-imaging, medical diagnostic, process-control, and telecommunications equipment industries. PDSi offers a full range of services to increase product speed to market and engineered product life, and to provide service and support to units in the field through comprehensive product lifecycle management programs encompassing depot repair, advanced exchange, contact center support and end-of-life control. For more information, visit the PDSi Website at www.pinnacle.com.